EXHIBIT 99
Release:             On receipt, April 28, 2016
Media contact:         Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor contact:    John Egan, 515-235-9500, egan.john@principal.com

Principal Financial Group® Announces First Quarter 2016 Results
Company Also Announces Increase to Common Stock Dividend

Company Highlights
• First quarter 2016 operating earnings[1] of $286.3 million, or $0.97 per diluted share;
• First quarter 2016 net income available to common stockholders of $368.0 million, or $1.25 per diluted share;
• Record assets under management (AUM) of $547.7 billion
• Return on equity[2] of 13.4 percent
• Repurchased 2.3 million shares of common stock at an average price of $36.94
• Company declares second quarter 2016 common stock dividend of $0.39 per share
(Des Moines, Iowa) - Principal Financial Group, Inc. (NYSE: PFG) today announced results for first quarter 2016.

•
Operating earnings of $286.3 million for first quarter 2016, compared to $326.4 million for first quarter 2015. Operating earnings per diluted share (EPS) of $0.97 for first quarter 2016, compared to $1.09 for first quarter 2015.

•	Net income available to common stockholders for first quarter 2016 of $368.0 million, or $1.25 per diluted share, compared to $414.2 million, or $1.39 per diluted share for first quarter 2015.

•
Operating revenues increased 15 percent in first quarter 2016 to $2,937.9 million compared to $2,559.2 million for first quarter 2015. However, fee income[3] decreased $28.5 million in first quarter 2016 compared to the prior year quarter driven by unfavorable equity markets in first quarter 2016.

•
Quarterly common stock dividend of $0.39 per share for second quarter 2016 was authorized by the company’s Board of Directors, bringing the trailing twelve month dividend per share to $1.53, an 8 percent increase compared to the prior year period. The dividend will be payable on June 24, 2016, to shareholders of record as of June 6, 2016.

“We had a solid start to the year, despite continued macroeconomic volatility. Investment performance remained strong, driving positive net cash flows and contributing to a record $548 billion in AUM at quarter end,” said Dan Houston, president and chief executive officer. “Importantly, we continued to strengthen our competitive position by adding to our solution set, expanding distribution and enhancing our ability to help customers around the world get on the path to financial security.”

Added Terry Lillis, executive vice president and chief financial officer, “First quarter 2016 was a great example of our balanced approach to capital management. Our goal is to increase long-term shareholder value by continuously evaluating our deployment options. In the first quarter, we repurchased 2.3 million shares at a cost of $86 million, an attractive option given the stock price. In addition, we paid a $0.38 per share common stock dividend, up 12 percent on a trailing twelve month basis, resulting in a strong dividend yield. These actions are a direct result of a business model that generates substantial capital that we can strategically redeploy in the best interest of our shareholders.”

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1 Use of non-GAAP financial measures is discussed in this release after segment results. Operating Earnings for total company is after tax.
2 Return on equity (ROE) = trailing twelve months operating earnings divided by average equity excluding AOCI (Accumulated Other Comprehensive Income) other than foreign currency translation adjustment.
3 Fee Income = Fees and other revenue.

Principal Financial Group, Inc. Reports Results - page 2

Other first quarter highlights
Business

•	Outstanding investment performance, with more than 90 percent of Principal's investment options[4] in

•	the top two Morningstar quartiles on a three and five-year basis.

•	Record total company AUM of $547.7 billion and positive net cash flows of $3.3 billion.

•	Retirement and Income Solutions - Fee[5] sales were $2.9 billion and net cash flows were $3.0 billion, both of which contributed to end of period account values of $181.1 billion.

•	Principal Global Investors[6] had record AUM of $368.3 billion, including positive quarterly net cash flows of $700 million.

•
Principal International had its 30th consecutive quarter of positive net cash flows of $900 million and reported AUM of $121.0 billion (excluding $56.5 billion of record AUM in our joint venture in China, which is not part of reported AUM), a 17 percent increase over the year ago quarter on a constant currency basis[7].

•	Specialty Benefits premium and fees[8] increased 8 percent over the normalized year ago quarter, driven by strong sales and retention.

•	Individual Life Insurance first quarter premium and fees increased 3 percent over the year ago quarter and business market sales accounted for 56 percent of quarterly sales.

Capital

•	A strong capital position with a 2016 capital deployment target of $800 million to $1.0 billion.

◦
Paid a first quarter common stock dividend of $0.38 per share on March 25, 2016, and declared a second quarter 2016 common stock dividend of $0.39 per share, bringing the trailing twelve month dividend per share to $1.53, an 8 percent increase compared to the prior year period.

◦
In addition, the company repurchased 2.3 million shares of common stock at an average price of $36.94 in the first quarter, completing the remainder of its 2015 authorization. In February, the company’s Board of Directors authorized an additional $400 million share repurchase program. $389 million of that authorization remained outstanding at the end of the first quarter.

Net Income

•	First quarter 2016 net income available to common stockholders was $368.0 million, a decrease of 11 percent compared to first quarter 2015 reflecting:

•	Total company operating earnings of $286.3 million; and

•	Net realized capital gains of $81.7 million, including:

◦	$111.7 million of gains related to hedging activities predominantly due to interest rate and equity market changes; and

◦
$29.7 million loss due to credit impairments related to sales and permanent impairments of fixed maturity securities and commercial mortgages. This loss is predominantly related to the energy and basic industry sectors.

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4 Represents the percentage of Principal mutual funds, separate accounts and collective investment trusts (CITs) in the top two Morningstar quartiles.
5 Retirement and Income Solutions (RIS) - Fee includes Full Service Accumulation and Individual Variable Annuities.
6 Principal Global Investors (PGI) includes Principal Funds.
7 Constant currency basis = current period results translated using foreign exchange rates from the prior period.
8 Premium and fees: premiums and other considerations plus fees and other revenues.

Principal Financial Group, Inc. Reports Results - page 3

Segment Results

Retirement and Income Solutions - Fee

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q16	1Q15%		1Q16	1Q15%
Pre-tax operating earnings[9]	$114.0	$141.8	(20)%	$465.7	$579.3	(20)%

Net revenue[10]	$363.7	$390.5	(7)%	$1,546.7	$1,574.0	(2)%
Pre-tax return on net revenue[11]	31.3%	36.3%		30.1%*	36.8%
* Pre-tax return on net revenue - After adjusting for the third quarter 2015 actuarial assumption review, the trailing twelve month pre-tax return on net revenue was 32.4 percent.

•
Pre-tax operating earnings decreased $27.8 million primarily due to a decline in net revenue. First quarter 2015 results benefited $4.6 million from the transfer of the Self-Directed Account business to a third party.

•	Net revenue decreased $26.8 million primarily due to lower fees driven by unfavorable equity markets in first quarter 2016.

Retirement and Income Solutions - Spread12

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q16	1Q15%		1Q16	1Q15%
Pre-tax operating earnings	$67.4	$61.1	10%	$252.9	$256.9	(2)%

Net revenue	$114.7	$106.7	7%	$445.6	$444.7	0%
Pre-tax return on net revenue	58.8%	57.3%		56.8%*	57.8%
* Pre-tax return on net revenue - After adjusting for the third quarter 2015 actuarial assumption review, the trailing twelve month pre-tax return on net revenue was 55.0 percent.

•	Pre-tax operating earnings increased $6.3 million primarily due to growth in account values as a result of strong sales.

•	Net revenue increased $8.0 million driven by underlying growth in the business.

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q16	1Q15%		1Q16	1Q15%
Pre-tax operating earnings	$79.7	$92.6	(14)%	$375.6	$362.1	4%

Adjusted revenue[13]	$269.7	$283.6	(5)%	$1,147.3	$1,114.8	3%
Pre-tax return on adjusted revenue[14]	30.0%	33.0%		33.1%	33.4%

Total PGI assets under management (billions)	$368.3	$355.2	4%
Institutional assets under management(billions)	$122.7	$118.2	4%

•	Pre-tax operating earnings decreased $12.9 million due to a decline in adjusted revenue.

•	Adjusted revenue decreased $13.9 million due to timing differences that produced lower performance and transaction fees in first quarter 2016.

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9 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.
10 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.
11 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.
12 RIS - Spread includes Individual Fixed Annuities, Full Service Payout, Investment Only and Principal Bank.
13 Adjusted revenue = operating revenues less commission expense.
14 Pre-tax return on adjusted revenue = pre-tax operating earnings, adjusted for noncontrolling interest divided by adjusted revenue.

Principal Financial Group, Inc. Reports Results - page 4

Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q16	1Q15%		1Q16	1Q15%
Pre-tax operating earnings	$68.0	$80.8	(16)%	$258.5	$351.3	(26)%

Combined[15] net revenue (at PFG share)	$184.7	$191.1	(3)%	$761.2	$820.4	(7)%
Combined pre-tax return on net revenue	36.8%	42.3%		34.0%	42.8%
(at PFG share)

Assets under management (billions)	$121.0	$110.9	9%

•
Pre-tax operating earnings decreased $12.8 million, primarily due to a $16.2 million negative impact from foreign exchange. In addition, current quarter results were negatively impacted by lower than expected encaje results compared to better than expected encaje results in first quarter 2015. On a constant currency basis and adjusted for encaje performance, Principal International continued to generate mid-teens earnings growth.

•	Combined net revenue (at PFG share) decreased $6.4 million. On a constant currency basis and adjusted for encaje performance, combined net revenue improved 18 percent.

Specialty Benefits Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q16	1Q15%		1Q16	1Q15%
Pre-tax operating earnings	$38.6	$46.8	(18)%	$212.2	$185.1	15%
Premium and fees	$449.7	$435.6	3%	$1,746.7	$1,641.9	6%
Pre-tax return on premium and fees[16]	8.6	10.7%		12.1%*	11.3%

Incurred loss ratio	66.4%	63.1%		63.4%	64.5%
*Pre-tax return on premium and fees - After adjusting for the third quarter 2015 actuarial assumption review, the trailing twelve month pre-tax return on premium and fees was 11.4 percent.

•	Pre-tax operating earnings decreased $8.2 million primarily due to a reinsurance premium recovery that benefited first quarter 2015 and a slightly less favorable loss ratio.

•	Premium and fees increased $14.1 million reflecting strong sales and retention. First quarter 2015 benefited $17.0 million from a reinsurance premium recovery.

•	Incurred loss ratio was less favorable in first quarter 2016 but remained in the targeted range.

Individual Life Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q16	1Q15%		1Q16	1Q15%
Pre-tax operating earnings	$41.9	$35.1	19%	$215.9	$178.2	21%

Premium and fees	$255.2	$247.8	3%	$973.5	$948.9	3%
Pre-tax return on premium and fees	16.4	14.2		22.2%*	18.8%*
*Pre-tax return on premium and fees - After adjusting for the third quarter actuarial assumption reviews, the trailing twelve month pre-tax return on premium and fees was 15.5 percent for first quarter 2016 and 12.5 percent for first quarter 2015.

•	Pre-tax operating earnings increased $6.8 million due to higher interest margins and favorable mortality on a growing block of business.

•	Premium and fees increased $7.4 million from the year ago quarter due to growth in the business.

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15 Combined basis = all Principal International companies at 100 percent.
16 Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Principal Financial Group, Inc. Reports Results - page 5

Corporate

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q16	1Q15%		1Q16	1Q15%
Pre-tax operating losses	$(53.3)	$(37.3)	(43)%	$(208.3)	$(169.6)	(23)%

•
Pre-tax operating losses of $53.3 million were lower than the expected quarterly range due to timing of some funded initiatives. Current quarter losses were greater than the year ago quarter due to higher interest expense associated with the 2015 refinancing of preferred shares with unsecured debt.

Forward looking and cautionary statements
Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2015, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; changes in laws, regulations or accounting standards; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; changes in investor preferences; inability to attract and retain qualified employees and sales representatives and develop new distribution sources; international business risks; fluctuations in foreign currency exchange rates; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; and a computer system failure or security breach could disrupt the company’s business and damage its reputation.

Principal Financial Group, Inc. Reports Results - page 6

Use of Non-GAAP Financial Measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call
On Friday, April 29, 2016, at 10:00 a.m. (ET), President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (international callers) approximately 10 minutes prior to the start of the call. The access code is 83129743.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (international callers). The access code is 83129743. This replay will be available approximately two hours after the completion of the live earnings call through the end of day May 6, 2016.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at: principal.com/investor.

The company’s financial supplement and a slide detailing normalizing items for first quarter 2016 are currently available at principal.com/investor, and may be referred to during the call. Other slides that will be referenced during the call will be available at principal.com/investor approximately one-half hour prior to call start time.

About the Principal®17
Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals - offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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17 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

Principal Financial Group, Inc. Reports Results - page 7

Summary of Segment and Principal Financial Group, Inc. Results

Segment Pre-Tax Operating Earnings (Losses):	(in millions)
	Three Months Ended,		Trailing Twelve Months,
	3/31/16	3/31/15	3/31/16	3/31/15
Retirement and Income Solutions	$181.4	$202.9	$718.6	$836.2
Principal Global Investors	79.7	92.6	375.6	362.1
Principal International	68.0	80.8	258.5	351.3
U.S. Insurance Solutions	80.5	81.9	428.1	363.3
Corporate	(53.3)	(37.3)	(208.3)	(169.6)
Pre-Tax Operating Earnings	$356.3	$420.9	$1,572.5	$1,743.3

Income taxes	70.0	86.3	325.6	383.1
Preferred stock dividends	0.0	8.2	8.3	33.0
Excess of redemption value over carrying value of preferred shares redeemed	0.0	0.0	8.2	0.0
Operating Earnings*	$286.3	$326.4	$1,230.4	$1,327.2

Net realized capital gains (losses), as adjusted	81.7	13.1	(65.2)	(64.5)
Other after-tax adjustments	0.0	74.7	(2.1)	(31.1)
Net income available to common stockholders	$368.0	$414.2	$1,163.1	$1,231.6

	Per Diluted Share
	Three Months Ended,
	3/31/16	3/31/15
Operating Earnings	$0.97	$1.09
Net realized capital gains, as adjusted	0.28	0.05
Other after-tax adjustments	—	0.25
Net income	1.25	1.39
Weighted-average diluted common shares outstanding	$294.3	$298.5

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders
Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Principal Financial Group, Inc. Reports Results - page 8

Selected Balance Sheet Statistics

	Period Ended,
	3/31/16	3/31/15
Total assets (in billions)	$217.6	$218.7
Total common equity (in millions)	$10,041.6	$9,311.6
Total common equity excluding AOCI other than foreign currency translation adjustment (in millions)	$9,366.4	$9,045.9
Book value per common share	$34.58	$31.95
Book value per common share excluding AOCI other than foreign currency translation adjustment	$32.25	$31.04

Principal Financial Group, Inc.
Reconciliation of Non-GAAP Financial Measures to U.S. GAAP
(in millions, except as indicated)

	Period Ended
	3/31/16	12/31/15
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$9,366.4	$9,045.9
Net unrealized capital gains	1,117.4	715.9
Net unrecognized postretirement benefit obligation	(442.2)	(450.2)
Stockholders’ equity available to common stockholders	10,041.6	9,311.6
Noncontrolling interest	68.0	65.8
Stockholders' equity	$10,109.6	$9,377.4

Operating Earnings ROE, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders (trailing twelve months):
Operating earnings ROE, excluding AOCI other than foreign currency translation adjustment	13.4%	14.2%
Net realized capital losses	-0.8%	-1.5%
Other after-tax adjustments	0.0%	0.8%
Net income ROE available to common stockholders, excluding AOCI other than foreign currency translation adjustment	12.6%	13.5%
Net unrealized capital gains	-1.4%	-1.3%
Net unrecognized postretirement benefit obligation	0.5%	0.6%
Net income ROE available to common stockholders including AOCI	11.7%	12.8%

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$32.25	$31.04
Net unrealized capital gains	3.85	2.46
Net unrecognized postretirement benefit obligation	(1.52)	(1.55)
Book value per common share including AOCI	$34.58	$31.95

Principal Financial Group, Inc. Reports Results - page 9

Principal Financial Group, Inc.
Reconciliation of Non-GAAP Financial Measures to U.S. GAAP
(in millions)

	Three Months Ended,		Trailing Twelve Months,
	3/31/16	3/31/15	3/31/16	3/31/15
Operating Revenues:
Operating revenues	$2,937.9	$2,559.2	$12,499.8	$10,656.9
Net realized capital gains (losses), net of related revenue adjustments	113.6	45.6	(94.7)	(10.7)
Certain adjustments related to equity method investments	(14.9)	(14.6)	(55.8)	(56.8)
Other income on a tax indemnification	—	66.9	(6.7)	66.9
Exited group medical insurance business	—	0.2	1.1	—
Total GAAP revenues	$3,036.6	$2,657.3	$12,343.7	$10,656.3

Fee Income:
Fee income	$856.3	$884.8	$3,565.6	$3,536.5
Recognition of front-end fee revenues	0.3	0.2	—	0.8
Certain market value adjustments to fee revenues	(0.7)	(1.1)	(0.7)	(1.1)
Other income on a tax indemnification	—	66.9	(6.7)	66.9
Exited group medical insurance business	—	—	—	0.1
GAAP fees and other revenues	$855.9	$950.8	$3,558.2	$3,603.2

Income Taxes:
Income taxes	$70.0	$86.3	$325.6	$383.1
Tax expense (benefit) related to net realized capital gains (losses), as adjusted	14.8	17.6	(48.4)	(15.4)
Tax expense (benefit) related to other after-tax adjustments	—	(60.3)	(2.9)	(15.7)
Certain adjustments related to equity method investments and noncontrolling interest	(14.2)	(14.6)	(55.1)	(56.8)
Total GAAP income taxes	$70.6	$29.0	$219.2	$295.2

Net Realized Capital Gains (Losses):
Net realized capital gains (losses), as adjusted	$81.7	$13.1	$(65.2)	$(64.5)
Certain derivative and hedging-related adjustments	24.3	19.7	116.3	90.7
Amortization of DAC and other actuarial balances	46.3	16.0	44.3	55.6
Certain market value adjustments of embedded derivatives	(2.4)	0.9	(3.1)	(3.5)
Certain adjustments related to sponsored investment funds	(1.4)	—	(2.7)	—
Capital gains (losses) distributed	(27.1)	(4.8)	(28.5)	13.3
Certain adjustments related to equity method investments	(0.3)	—	(0.3)	—
Noncontrolling interest capital gains	0.3	2.8	6.3	3.8
Tax impacts	14.8	17.6	(48.4)	(15.4)
Recognition of front-end fee revenues	(0.3)	(0.2)	—	(0.8)
Net realized capital losses associated with exited group medical insurance business	—	—	(0.1)	—
Certain market value adjustments to fee revenues	$0.7	$1.1	$0.7	$1.1
GAAP net realized capital gains	$136.6	$66.2	$19.3	$80.3

Other After-Tax Adjustments:
Exited group medical insurance business	$—	$(0.2)	$(2.1)	$(0.4)
Impact of a court ruling on some uncertain tax positions	—	(30.3)	—	(77.8)
Impact of enactment of tax legislation in Chile	—	—	—	(58.1)
Deferred tax impact of Chile merger	—	105.2	—	105.2
Total other after-tax adjustments	$—	$74.7	$(2.1)	$(31.1)

Principal Financial Group, Inc. Reports Results - page 10

Principal Financial Group, Inc.
Principal International Combined Net Revenue (at PFG Share) Reconciliation
(in millions)

	Three Months Ended,		Trailing Twelve Months,
	3/31/16	3/31/15	3/31/16	3/31/15

Combined net revenue (at PFG share)	$184.7	$191.1	$761.2	$820.4
Less:
Combined operating expenses (at PFG share)	116.7	110.3	502.7	469.1
Pre-tax operating earnings	$68.0	$80.8	$258.5	$351.3